EXHIBIT 10.44

            AMENDED AND RESTATED EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT dated as of October 1, 1993 between OMI
Corp., a Delaware corporation (the "Company") and George W. Vlandis (the "Employee").

                       W I T N E S S E T H

WHEREAS, the parties hereto have heretofore been party to a certain Employment Agreement dated as of December 31, 1989; and

WHEREAS, the Employee has indicated a desire to retire and the Company and the Employee wish to amend and restate the Employment
Agreement to provide for the continued employment and retirement of the Employee.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the Company and the Employee hereby agree as follows:

     1.   EMPLOYMENT

     The Company shall employ the Employee, and the Employee accepts employment by the Company, as Senior Vice President/Chartering of the Company upon the terms and conditions herein, for the period ending on February 28, 1994 (the period from the date hereof through February 28, 1994 being herein referred to as the "Executive Employment Period"). For the period commencing upon termination of the Executive Employment period until February 28, 1996 (the "Extended Employment Period") the Employee shall continue to be an employee of the Company for all purposes except with respect to certain benefits, all as hereinafter described. Following completion of the Extended Employment Period, the Employee will retire.

     2.   DUTIES AND TITLE

     (a) Throughout the Executive Employment Period or until such earlier time as the Employee shall resign such position, the Employee shall be Senior Vice President/Chartering of the Company. Thereafter the Employee will not hold an executive title. The Employee shall at all times comply with Company policies as established by the Chief Executive Officer and/or the Board.

     (b) During the Executive Employment Period or until such earlier time as the Employee shall resign such position, the Employee shall devote his full-time working hours to his duties hereunder and to assist his successor, except during vacation time, any periods of illness and authorized leaves of absence.

Thereafter, the Employee agrees to be available to consult and perform special assignments on an as requested and as available basis until the end of the Extended Employment Period.

     (c)  Throughout the Executive Employment Period and the
Extended Employment Period, the Employee shall faithfully and diligently perform his duties under this Agreement and shall use his best efforts to promote the interests of the Company.

     3.   COMPENSATION

     As full compensation to the Employee for his performance of the services hereunder and for his acceptance of the responsibilities described herein, the Company agrees to pay the Employee, and the Employee agrees to accept, the following salary and other benefits:

     (a)  SALARY

     During the Executive Employment Period, the Company shall pay the Employee a salary at the annual rate of $200,512. During the Extended Employment Period, the Company shall pay the Employee at the annual rate of $132,000. The salary in effect at any particular time is herein referred to as the "Base Salary." The Base Salary due the Employee hereunder shall be payable in equal monthly installments less any amounts required to be withheld by the Company from such Base Salary pursuant to the benefit plans of
Section 3(c) and applicable laws and regulations described under
Section 9(e).

     (b)  BONUS

     The Employee shall be eligible to receive for the period ending December 31, 1993, but not for any time thereafter (the
"Bonus"). The amount of any Bonus shall be determined by the Board of Directors of the Company in its sole discretion.

     (c)  OTHER BENEFIT PLANS

     Until completion of the Executive Employment Period the Employee shall be entitled to participate in all benefit plans of the Company, except any which come into effect after the date of this Agreement. Until completion of the Extended Employment Period, the Employee shall be entitled to participate in the ESOP and 401K Plans (and to continue to be an employee for purposes of stock option plans in existence on the date hereof) but excluding any others, such as life insurance, medical, dental, disability and any plans arising after the date of this Agreement.

     (d)  FURTHER BENEFITS

     The Employee shall be entitled to utilize any accrued vacation, or may request payment therefor. No vacation shall accrue after February 28, 1994.

     (e)  DEFERRED COMPENSATION

     Notwithstanding any other provision of the Agreement, the Employee shall have the right to request any lawful means (including, without limitation, any deferred compensation arrangement requested by the Employee) by which he wishes to receive any portion of his Base Salary, Bonus, or other payments, and the Company shall reasonably cooperate with the Employee to grant such request, provided that the granting of such request does not represent inequitable treatment as concerns other senior employees or executives (in the Company's sole judgment), and does not impose additional costs on the Company other than insignificant administrative costs.

4.   REASONABLE EXPENSES

     The Company will reimburse the Employee for all reasonable business expenses, including travel and lodging, which are properly incurred by him in the performance of his duties hereunder, upon presentation of proper vouchers therefor and in accordance with written policies established from time to time by the Company for such reimbursements.

5.   EMPLOYEE COVENANTS

     The Employee hereby agrees as follows:

     (a) Except with the consent of or as directed by the Company, or except if compelled by judicial or legal authorities, the Employee will keep confidential and not divulge to any other person, during the Executive Employment Period, the Extended Employment Period or thereafter, any of the business secrets and other confidential information regarding the Company, its subsidiaries and affiliates, except for information which is or becomes publicly available other than as a result of disclosure by the Employee.

     (b) All papers, books and records of every kind and description relating to the business and affairs of the Company, its subsidiaries and affiliates, whether or not prepared by the Employee, shall be the sole and exclusive property of the Company, and the Employee shall surrender them to the Company, at any time upon request.

     (c) Until completion of the Extended Employment Period, the Employee will not, without the prior written consent of the Company, compete, directly or indirectly, with the Company, its subsidiaries and affiliates or participate as a director, officer, employee, agent, representative, stockholder, or partner, or have any direct or indirect financial interest as a creditor, in any business which directly or indirectly competes with the Company its subsidiaries and affiliates; provided, however, that this paragraph
(c) shall not restrict the Employee from holding up to 5% of the publicly traded securities of any entity.

     (d) Until completion of the Extended Employment Period, the Employee shall not either for his own account or for any person, firm or company (i) solicit any customers of the Company, its subsidiaries and affiliates or (ii) solicit or endeavor to cause any employment or induce or attempt to induce any such employee to breach any employment agreement with the Company, its subsidiaries and affiliates, or otherwise interfere with the employment of any employee by the Company, its subsidiaries and affiliates.

     (e) Without limiting any other provision of this Agreement, the Employee hereby agrees to be bound by and to comply with any obligations known to the Employee and imposed on the Company, its subsidiaries and affiliates, by law, rule, regulation, ordinance, order, decree, instrument, agreement, understanding or other restriction of any kind.

     (f) The Employee hereby agrees to provide reasonable cooperation to the Company, its subsidiaries and affiliates until completion of the Extended Employment Period in any litigation between the Company, its subsidiaries and affiliates, and third parties.

     (g) The parties agree that the Company shall, in addition to other remedies provided by law, have the right and remedy to have the provisions of this Section 5 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any breach or threatened breach of the provisions of this Section
5 will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.
Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Employee.

6.   TERMINATION

     (a) This Agreement may not be terminated by either party without the consent of the other. The Employee shall be entitled to all payments hereunder regardless of disability or failure to perform any task.

     (b) If the Employee dies prior to the completion of either the Executive Employment Period or the Extended Employment Period, his heirs, beneficiaries and estate shall continue to receive compensation, payments and benefits that the Employee would have otherwise received during both such periods until completion of the Extended Employment Period without any offset or reduction and without any duty or obligation by such heirs, beneficiaries or estate.

     (c) TERMINATION BY THE COMPANY FOR CAUSE. The Company, by written notice to the Employee, shall have the right to terminate the Executive Employment Period and/or the Extended Employment Period in the event of any of the following (which shall constitute "Cause"):

      (i) The Employee's breach in respect of his duties under this Agreement, such breach continuing unremedied for thirty days after written notice thereof from the Company to the Employee specifying the acts constituting the breach and requesting that they be remedied; or

     (ii) Any misconduct, dishonesty, insubordination or other act by the Employee materially detrimental to the goodwill of the Company, or materially damaging to the Company's its subsidiaries' and affiliates' relationships with their customers or employees, including without limitation, the Employee having been convicted of a felony during the Employment Period, provided such conviction has resulted or is likely to result in substantial detriment to the Company, its subsidiaries and affiliates.

     Any termination under Section 6(c) shall be without damages or liability to the Company for compensation and other benefits which would have accrued to the Employee hereunder after termination, but all compensation, benefits and reimbursements accrued through the date of termination only, shall be paid to the Employee at the times normally paid by the Company.

7.   ASSIGNMENT

     (a) BY THE EMPLOYEE. This Agreement and any rights (including compensation) or obligation hereunder shall not be assigned, pledged, alienated, sold, attached, charged, encumbered or transferred in any way by the Employee and any attempt to do so shall be void except that (i) the Employee may designate any of his beneficiaries to receive (and such beneficiaries shall receive) any compensation, payments or other benefits payable hereunder upon his death, (ii) any assignment by will or by laws of descent and distribution is permitted and (iii) the Employee's executors, administrators or other legal representatives may assign any rights hereunder to the person or persons entitled thereto.

     (b) BY THE COMPANY. Provided the substance of the Employee's duties set forth in Section 2 shall not change, and provided that the Employee's compensation as set forth in Section 3 shall not be adversely affected, the Company may assign or otherwise transfer this Agreement to any succeeding entity without limitation, which entity shall assume all rights and obligations hereunder.

8.   NOTICES

     All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class, registered mail, return receipt requested, postage and registry fees prepaid, to the applicable party and addressed as follows:

     (a)  if to the Company:

          President
          OMI Corp.
          90 Park Avenue
          New York, NY  10016



     (b)  if to the Employee:

          George W. Vlandis
          137 Thornwood Road
          Stamford, CT  06903

     Addresses may be changed by notice in writing signed by the addressee.

9.   MISCELLANEOUS

     (a) If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the jurisdiction in which made and to the provisions of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

     (b) No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy under or relating to this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. No single or partial exercise of any rights, powers or remedies under or relating to this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     (c) This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart.

     (d) The Company shall promptly reimburse the Employee for attorneys' and accountants' reasonable fees and expenses and necessary disbursements incurred by the Employee in connection with the enforcement of any of his rights hereunder; provided, however, that the Employee shall be entitled to such reimbursement in respect of any such fees, expenses and disbursements incurred by him after the formal initiation of any proceeding or action which is not settled prior to any final judgment, award or determination, only if such judgment, award, or determination is in any material respect in his favor.

     (e) All payments required to be made to the Employee by the Company hereunder shall be subject to any applicable withholding under any applicable Federal, state or local income tax laws. Any such withholding shall be based upon the most recent W-4 form filed by the Employee with the Company, and the Employee may from time to time revise such filing.

     (f) This Agreement embodies the entire understanding, and supersedes all other oral or written agreements or understandings, between the parties regarding the subject matter hereof. No change, alteration or modification hereof may be made except in writing signed by both parties hereto. The headings in this Agreement are for convenience of reference only and shall not be considered part of this Agreement or limit or otherwise affect the meaning hereof. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the state of New York (disregarding any choice of law rules which might look to the laws of any other jurisdiction).

     (g) Nothing herein contained shall be construed to prevent or limit any acquisition, consolidation or merger of the Company.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


                              By/s/ George W. Vlandis
                                 George W. Vlandis



                              OMI Corp.


                              By/s/ Jack Goldstein
                                 Jack Goldstein